EXHIBIT 99.1

FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC.
AMENDS STOCKHOLDER RIGHTS PLAN

November 6, 2008 (The Woodlands, Texas), TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced that its Board of Directors had approved amendments to its stockholder rights plan to extend the expiration date of the preferred stock purchase rights to November 6, 2018, and to increase the purchase price of each preferred stock purchase right to $100.00. Prior to the renewal, the rights agreement had been scheduled to expire on November 6, 2008. The preferred stock purchase rights were initially distributed as a dividend on each share of TETRA common stock outstanding on November 6, 1998, and currently trade with each outstanding share of TETRA common stock.

Geoffrey M. Hertel, President and Chief Executive Officer, stated, “The amendments to our rights plan were adopted in order to maintain the rights plan and to account for stock splits that occurred during the plan’s original term. The Board believes that a stockholder rights plan continues to enhance its ability to protect stockholder interests, and ensures that stockholders would receive fair treatment in the event of any coercive takeover attempt. The plan is intended to provide the Board with sufficient time to consider any and all alternatives to such an action. The Board believes that it is protecting the interests of all of its stockholders,” concluded Hertel.

TETRA is an oil and gas services company, including an integrated calcium chloride and brominated products manufacturing operation that supplies feedstocks to energy markets, as well as other markets.

This press release includes certain statements that are deemed to be forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Contact:
TETRA Technologies, Inc., The Woodlands, Texas
Geoffrey M. Hertel, 281/367-1983
Fax: 281/364-4346
www.tetratec.com